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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor contact:       Robert T. Bond, Rational Software Corporation
(408) 496-3694
E-mail rtb@rational.com

Press contact:  Kara Myers, Rational Software Corporation
(408) 496-3891
E-mail karam@rational.com

RATIONAL ACQUIRES PERFORMANCE AWARENESS CORPORATION, TECHNOLOGICAL LEADER IN AUTOMATED PERFORMANCE TESTING

Acquisition Extends Load-, Stress-, and Performance-Testing Capabilities of SQA Suite Family of Automated Testing Tools; Further Strengthens Rational's Lifecycle Solution for Automating Component-Based Development

Santa Clara, CA (March 31, 1997)--Rational Software Corporation today announced the acquisition of Performance Awareness Corporation for $31 million in cash. Performance Awareness is a leading provider of performance- measurement and load-testing tools for client/server and Internet environments.

Performance Awareness products help organizations ensure successful deployment of a wide range of client/server and Internet applications through accurate and scalable virtual user performance, load, and stress testing. The advanced performance-testing capabilities of the Performance Awareness technologies provide a strategic complement to SQA Suite, Rational's award-winning automated software quality solution for corporate enterprise-level client/server applications, and accelerate Rational's delivery of virtual load-testing tools.

Performance Awareness's flagship product, preVue-C/S, provides the only client/server testing tool with a virtual user recording technology that is completely independent of the client environment. The product supports a broader range of database servers than any other stress-testing product, and preVue's unique "on-the-wire" recording technology offers unprecedented accuracy and scalability in the creation of load tests. In a recent press release, Oracle announced that preVue-C/S had been used to simulate 10,000 simultaneous users at Oracle's Large Systems Solutions lab.

"Performance Awareness has the most advanced virtual user load-, stress-, and performance-testing technology in the industry," said Mike Devlin, president of Rational. "Acquiring these products and the expertise of the people at Performance Awareness propels Rational into a leadership
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position in the load-, stress-, and performance-testing arena. The combination of preVue, SQA Suite, and Rational Visual Test means that Rational can offer organizations the industry's most comprehensive, single-source solution for all their testing needs on Windows."

The product preVue also includes functionality for stress load testing and performance measurement of World Wide Web servers. It works with any Internet browser and allows the emulation of large numbers of users accessing a Web site to test response times and uncover multiuser quality issues. For the Web, preVue-Web emulates both HTTP traffic and the downloading and execution of Java(TM) applets. The technology of preVue-Web supports intelligent handling of concurrent responses to multiple HTTP requests, providing realistic emulation of advanced Web browser capabilities and more accurate measurement of response time.

The acquisition of Performance Awareness Corporation is being accounted for as a purchase transaction. The company expects to allocate a substantial portion of the acquisition cost to acquired in-process research and development, which will be expensed in the March quarter. In addition, the company will incur other merger-related and integration costs associated with this transaction. As a result of these charges and charges associated with the previously announced acquisitions of SQA, Inc., Requisite, Inc., and SoftLab AB , the company will incur a substantial loss in the March quarter and for the fiscal year ending March 31, 1997. Performance Awareness will operate as part of the SQA business unit of Rational. Research and development and certain sales and marketing functions for the Performance Awareness product line will remain in Raleigh, North Carolina.


About Performance Awareness Corporation

Performance Awareness was founded in 1986 and is a leader in performance measurement, load testing, quality assurance, and regression testing tools for UNIX, X-Windows, Windows, and client/server environments. Performance Awareness's tools have been selected for the most demanding testing environments because of their accuracy, quality, and scalability. With headquarters in Raleigh, North Carolina, Performance Awareness has additional offices throughout the United States, Europe, and Asia. For more information, visit the Web site www.pacorp.com.


About Rational Software Corporation

Rational Software Corporation (NASDAQ: RATL) develops, markets, and supports a comprehensive solution that automates the component-based development of software. Rational's solution includes an integrated family of products that automate development and quality assurance throughout the software lifecycle, a software process that can be configured to the specific needs of customers, and a range of consulting and support services. For more information on
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Rational's products and services, visit Rational's Web site at www.rational.com.

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The word "Rational" and Rational's products are trademarks of Rational Software
Corporation. References to other companies and their products use trademarks owned by the respective companies and are for reference purposes only.

For more information contact:
Rational Software Corporation
2800 San Tomas Expressway
Santa Clara, CA 95051-0951
Tel. (408) 496-3600 or (800) RAT-1212 Fax (408) 496-3636
Fax-on-demand (408) 496-3966
E-mail info@rational.com
Web www.rational.com